Exhibit 10.4

AMENDMENT TO RESTRICTED STOCK AGREEMENT

OF

PSB HOLDINGS, INC.

THIS AMENDMENT TO PSB HOLDINGS, INC. RESTRICTED STOCK AGREEMENT (this “Amendment”) is entered into as of the 17th day of June, 2008 by and between PSB Holdings, Inc. of Wausau, Wisconsin and [INSERT EMPLOYEE NAME] (the “Executive”).  All terms used herein which are not otherwise defined have the same meaning as in the PSB Holdings, Inc. Restricted Stock Agreement (the “Agreement”) with the Executive.

WHEREAS, [INSERT EMPLOYEE NAME] entered into the Agreement, effective January 2, 2008; and

WHEREAS, PSB Holdings, Inc. and [INSERT EMPLOYEE NAME] mutually agree to amend the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.

Acceleration of Vesting Upon A Change of Control.  Section 2, VESTING, FORFEITURE AND TRANSFER RESTRICTIONS, is hereby amended to add the following at the end of the existing Section 2:

“Notwithstanding anything contained herein to the contrary, all Unvested Shares shall become Vested Shares upon a “Change of Control.” For the purpose of this Agreement, a “Change of Control” shall be deemed to have occurred:

(a)

when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, excluding any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company or the Bank representing 30% or more of the combined voting power of the Bank’s or Company’s then outstanding securities with respect to the election of the directors of the Bank or the Company; or

(b)

when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the board of directors of the Company (the
“Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or

(c)

the occurrence of a transaction requiring stockholder approval of the acquisition of the Bank by an entity other than the Company or a 50% or more owned subsidiary of the Company or shareholder approval of the acquisition of the Company through purchase of assets, or by merger, consolidation or otherwise, except in the case of a transaction pursuant to which, immediately after the transaction, Company’s shareholders immediately prior to the transaction own at least 60% of the combined voting power of the surviving entity’s then outstanding securities with respect to the election of the directors of such entity solely be reason of such transaction; or

(d)

the liquidation or dissolution of the Bank or the Company.”

2.

Full Force and Effect.  Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties below have executed this Amendment effective as of the date first set forth above.

PSB Holdings, Inc.

By:

[INSERT EMPLOYEE NAME]

Gordon Gullickson

Chairman of the Board of Directors